Exhibit 99.1

Contact:	Kelly Tacke
Executive Vice President
and Chief Financial Officer
(972) 991-2422

PALM HARBOR HOMES, INC. REPORTS

THIRD QUARTER FISCAL 2009 RESULTS

DALLAS, Texas (January 27, 2009) – Palm Harbor Homes, Inc. (NASDAQ: PHHM) today reported financial results for the third quarter and nine months of fiscal 2009 ended December 26, 2008.

Net sales for the third quarter totaled $89.6 million compared with $140.6 million in the year-earlier period. Net loss for the third quarter totaled $12.9 million, or ($0.56) per share, compared with a net loss of $9.3 million, or ($0. 41) per share, a year ago. The results for the third quarter of fiscal 2009 include a pre-tax gain of $570,000, or $0.02 per share, on the repurchase of convertible senior notes. Excluding this gain, net loss for the third of fiscal 2009 was ($0.58) per share.

Net sales for the nine months ended December 26, 2008, were $330.4 million compared with $428.6 million in the year-earlier period. Net loss for the year-to-date period in fiscal 2009 totaled $17.7 million, or ($0.78) per share, compared with net loss of $111.6 million, or ($4.88) per share, in the prior-year period. The results for the first nine months of fiscal 2009 include a pre-tax gain of $6.4 million, or $0.28 per share, on the repurchase of convertible senior notes. Excluding this non-recurring item, net loss for the first nine months of fiscal 2009 was ($1.06) per share. The results for the nine months ended December 28, 2007 included non-recurring, non-cash charges of $95.7 million, or $4.19 per share, taken in the second quarter of fiscal 2008 related to the impairment of all of the Company’s previously recorded goodwill and the establishment of a valuation allowance against all of the Company’s net deferred tax assets. Excluding these charges, net loss for the nine months ended December 28, 2007, was ($0.69) per share.

Commenting on the results, Larry Keener, chairman and chief executive officer of Palm Harbor Homes, Inc., said, “Our financial results for the third quarter of fiscal 2009 reflect the severe state of our industry and the weakness in the overall housing market. The prevailing economic uncertainties, credit crisis and general consumer paralysis are keeping potential homebuyers on the sidelines. Manufactured housing shipments for the latest reported three months to the key states of Texas, Florida, Arizona and California declined 37.7 percent from last year’s already historically low levels. This drastic slowdown in demand for factory-built homes and decline in retail traffic that began in the second quarter has continued to adversely affect our business and we expect this trend to continue through calendar 2009.

“In light of the economic crisis and challenging business conditions, our top priorities are cash generation and cash preservation in every area of our operations,” noted Keener. “The Company has in excess of $100 million of unlevered assets and we are working with a financial advisor to leverage these assets to generate cash through this uncertain economic environment. We are pleased to report that CountryPlace Mortgage, our finance subsidiary, has obtained a $10 million construction lending line, which is especially noteworthy in this credit environment. As previously announced, Textron Financial Corporation (TFC), the Company’s floor plan lender, is in the process of an orderly liquidation of certain commercial finance businesses including their housing inventory finance business. We have obtained a waiver from TFC as to a covenant violation as of December 26, 2008, as well as agreed to certain modifications to our credit facility with TFC including a new committed amount of $50.0 million and a new facility expiration date of March 31, 2010. We currently have $58.3 million outstanding under the facility which will be reduced to $50.0 million through normal payoffs.

“In spite of these difficulties, we have continued to manage our operations as efficiently as possible and we have made considerable progress with respect to a number of key initiatives. With the decline in retail demand, we have focused on new areas of business, including commercial and military projects, which present new revenue opportunities for Palm Harbor. These institutions are looking for a quality provider and we are well positioned as the preferred supplier to meet this demand. During the third quarter, we were awarded a new government contract on a $14 million military installation with construction expected to commence in late January. In addition, in spite of current economic conditions, both CountryPlace Mortgage and Standard Casualty, our insurance subsidiary, remain profitable and continue to generate positive cash flow for the Company. These actions demonstrate Palm Harbor’s ability to move forward in spite of the challenges we are facing.”

Keener continued, “During the fourth fiscal quarter, we are taking additional actions to further reduce our operating costs in light of current and expected demand. We are closing the Nationwide modular plant in Siler City, North Carolina, and several additional underperforming sales centers. Additionally, we are taking steps to lower our quarterly selling, general and administrative expenses, increase margins and further reduce our receivables and inventory levels. The net effect of these actions should lower our go forward breakeven point by approximately $100 million in annual revenues. More importantly, we believe we will be better positioned to sustain a prolonged downturn and benefit from any upside in demand when it occurs. Regardless of market conditions, Palm Harbor remains the most trusted brand name in the industry with a diverse and high-quality product line, an excellent retail and manufacturing team and exceptional customer service.”

Kelly Tacke, executive vice president and chief financial officer of Palm Harbor Homes, Inc., commented, “We continue to maintain a very disciplined focus on controlling our costs and carefully managing our cash flow. As a result of our efforts and previous restructuring actions, we have reduced our selling, general and administrative expenses by over 18 percent through the first nine months of this fiscal year. With the added steps we are taking in the fourth fiscal quarter, we expect to reduce these expenses by an additional 16 percent annually. We have also reduced our receivables and inventories and will continue to carefully manage our business and conserve cash. In addition, we have utilized approximately $9.1 million of our cash to retire $15.6 million of our convertible senior notes to maximize our return on capital.”

A conference call regarding this release is scheduled for tomorrow, January 28, 2009, at 10:00 a.m. (Eastern Time). Interested parties can access a live simulcast on the Internet at www.PalmHarbor.com or www.earnings.com. A 30-day replay will be available on both websites.

Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of multi-section manufactured homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance. For more information on the Company, please visit www.palmharbor.com.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

PALM HARBOR HOMES, INC.

Statements of Operations

(Dollars in thousands, except earnings per share)

For the third quarter and nine months ended December 26, 2008 and December 28, 2007

	Third Quarter Ended		Nine Months Ended
	Dec. 26, 2008	Dec. 28, 2007	Dec. 26, 2008	Dec. 28, 2007
	(Unaudited)		(Unaudited)
Net sales	$89,642	$140,626	$330,379	$428,559
Cost of sales	70,597	108,524	252,742	325,568
Selling, general and administrative expenses	29,323	37,552	91,586	112,106
Goodwill impairment	—	—	—	78,506

Loss from operations	(10,278)	(5,450)	(13,949)	(87,621)

Interest expense	(3,896)	(4,814)	(11,792)	(13,986)
Gain or repurchase of convertible senior notes	570	—	6,366	—
Other income	655	1,013	1,819	3,509

Loss before income taxes	(12,949)	(9,251)	(17,556)	(98,098)
Income tax benefit (expense)	58	—	(184)	(13,501)

Net loss	$(12,891)	$(9,251)	$(17,740)	$(111,599)

Net loss per common share - basic and diluted	$(0.56)	$(0.41)	$(0.78)	$(4.88)

Weighted average common shares outstanding – basic and diluted	22,875	22,852	22,857	22,852

Condensed Balance Sheets

(Dollars in thousands)
December 26, 2008 and March 28, 2008
	December 26, 2008	March 28, 2008
	(Unaudited)
Assets
Cash and cash equivalents	$25,030	$28,206
Trade accounts receivables	21,310	31,616
Consumer loans receivable, net	195,592	267,636
Inventories	108,077	123,294
Property, plant and equipment, net	43,550	47,002
Other assets	51,700	67,646

Total Assets	$445,259	$565,400

Liabilities and Shareholders' Equity
Accounts payable and accrued liabilities	$75,056	$96,853
Floor plan payable	58,258	59,367
Convertible senior notes	59,445	75,000
Warehouse revolving debt	—	42,175
Securitized financings	145,068	165,430
Shareholders’ equity	107,432	126,575

Total Liabilities and Shareholders' Equity	$445,259	$565,400

PALM HARBOR HOMES, INC.

Quick Facts

	Third Quarter Ended		Nine Months Ended
	Dec. 26, 2008	Dec. 28, 2007	Dec. 26, 2008	Dec. 28, 2007
FACTORY-BUILT HOUSING:
Company-owned sales centers and builder locations:
Beginning	87	108	87	107
Added	0	1	0	2
Closed	(1)	(3)	(1)	(3)

Ending	86	106	86	106

Factory-built homes sold through:
Company-owned sales centers and builder locations	654	971	2,391	2,906
Independent dealers, builders & developers	213	389	809	1,338

Total factory-built homes sold	867	1,360	3,200	4,244

Factory-built homes sold as:
Single-section	148	170	534	506
Multi-section	459	790	1,847	2,465
Modular	260	400	819	1,273

Total factory-built homes sold	867	1,360	3,200	4,244

Commercial buildings:
Number of commercial buildings sold	9	—	40	—
Net sales from commercial buildings sold (in 000’s)	$856	$—	$10,664	$—

Average sales prices:
Manufactured housing – retail	$69,000	$77,000	$74,000	$76,000
Manufactured housing – wholesale	$65,000	$63,000	$54,000	$63,000
Modular housing – retail	$178,000	$176,000	$174,000	$180,000
Modular housing – wholesale	$67,000	$81,000	$71,000	$80,000

Homes produced	694	1,250	2,766	4,007

Internalization rate (manufactured and modular)	69%	65%	69%	63%

FINANCIAL SERVICES
Loan originations:
CPM	52	291	223	735
Insurance penetration:
Warranty	90%	94%	92%	91%
Physical damage	73%	64%	70%	61%